Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR ANNOUNCES RECORD QUARTERLY GOLD PRODUCTION

And Permitting of Hwini-Butre and Benso Project

Denver, Colorado, October 3, 2007: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced that it has achieved record quarterly gold sales for the third quarter of 2007 of 70,097 ounces.

BOGOSO/PRESTEA

	For the three months ended September 30,		For the nine months ended September 30,
OPERATING RESULTS	2007	2006	2007		2006
Ore mined (t)—Refractory	392,975	—	554,791		—
Ore mined (t)—Non refractory	274,573	653,411	741,394		1,587,059
Total ore mined (t)	667,548	653,411	1,296,185		5,587,059
Waste mined (t)	4,838,778	6,769,360	13,201,253		15,525,252
Plant feed—Refractory (t)	567,816	—	876,837		—
Grade—(g/t)	2.7	—	2.7		—
Recovery—Refractory (%)	39.7	—	44.3		—
Plant feed—Non refractory (t) )	387,935	367,536	1,236,063		1,073,059
Grade—(g/t)	2.1	4.5	2.0		3.8
Recovery—Non refractory (%)	78.5	62.3	69.4		59.3
Gold sold (oz)	40,494	34,611	79,938	(1)	78,739

(1) Excludes 7,803 ounces produced from the sulfide plant during commissioning.

WASSA

	For the three months ended September 30,		For the nine months ended September 30,
OPERATING RESULTS	2007	2006	2007		2006
Total ore mined (t)	863,487	581,815	2,285,800		1,858,312
Waste mined (t)	2,081,974	1,796,669	6,387,897		9,033,328
Ore and heap leach materials processed (t)	965,371	869,891	2,852,098		2,804,863
Grade processed (g/t)	1.1	1.0	1.0		0.9
Recovery (%)	93.2	90.0	91.1		89.0
Gold sold (oz)	29,603	23,244	86,080		69,262

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BOGOSO SULFIDE PROCESSING PLANT UPDATE

All charts in this press release illustrate weekly average data points and associated trendlines.

Milling—Design Throughput Achieved

As exhibited in the attached chart, the throughput rate for the sulfide mill in tonnes per hour (tph) has been steadily increasing through the quarter and, by quarter’s end, we had achieved the design throughput rate as per our guidance from earlier this year.

Milling—Availability

Overall availability of the grinding circuit for the quarter was 69% for the third quarter and exhibited an increasing trend. Several issues which negatively affected mill availability have been resolved during the third quarter and we expect the mill to operate at an availability of about 88% in the fourth quarter.

Flotation

Flotation concentrates the gold prior to bio-oxidation and therefore flotation recovery impacts the overall gold recovery.

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The flotation circuit operation has been problematic to date, however, we believe that we have identified the issues and are implementing appropriate solutions. The primary issue has been the high material flow rate through the flotation cells as designed. To counter this issue, the twelve flotation cells which were originally designed to operate in series have been divided into two parallel banks of six. This reduces the flow rate for each bank by 50% which we expect will increase recovery rates. The flotation circuit was reconfigured in late September and flotation recoveries have shown a marked improvement since then. We are confident that flotation recovery will attain design levels by the end of 2007 as per our earlier guidance.

BIOX®—The Bugs Are Working

The BIOX® CIL circuit has operated at near design recovery throughout the quarter as demonstrated by the graph below. There were some previously reported mechanical failures which are being progressively resolved through the cooperation of our suppliers. Repairs and replacement of five reactor tank shafts were completed during the quarter.

WASSA

The Wassa mine continues to deliver with record quarterly production and recoveries. This operation has exhibited quarter over quarter improvements in its operations.

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Hwini-Butre and Benso (HBB) Development

Permitting of the HBB projects is progressing according to plan. The environmental permits for the project have been obtained, as have permits needed for the construction of the haul road linking the HBB project areas with our Wassa mine.

The road construction contractors have been mobilized and we expect the haul road construction to commence in October. In accordance with earlier guidance, we expect the first ore from the HBB project to be delivered to the Wassa processing plant in the third quarter of 2008.

POWER UPDATE

On October 1, the Ghana national power supplier, the Volta River Authority, announced that the country-wide power rationing exercise was officially concluded. Ghana is now experiencing full power supply from the national grid and consequently we have discontinued all self generation.

The nominal 100 megawatt power station built by Gold Fields Limited, Anglogold Ashanti Limited, Newmont Mining Corporation, and Golden Star, along with the 20 megawatt independent power project being developed at Bogoso/Prestea will enable the Company to be 100% independently powered should the need arise in the future.

NEAR TERM OBJECTIVES

Our near term objectives include:

•	Maintain design throughput and achieve design recovery at the new Bogoso Sulfide Processing Plant during the fourth quarter of 2007;

•	Permitting of Prestea South ore bodies to provide oxide ore to the Bogoso Oxide Processing Plant in late 2008;

•

The main near term source of oxide ore will be the Pampe deposit and pods of oxide ore from the pits at Chujah and Buesichem. We expect that we will be able to campaign oxide and sulfide ore through the oxide processing plant. Sulfide ore processed in the oxide processing plant would generate a sulfide concentrate that would be processed in the BIOX® bio-oxidation plant;

•	Construction and development of the HBB project with ore being delivered to Wassa by third quarter of 2008;

•	Prestea Underground pre-feasibility study completed by the first quarter of 2008;

•	Progress construction and commissioning of our power projects which would give us power independence; and

•	Further optimization of our operations at Bogoso/Prestea and Wassa.

We are updating our estimates for 2007 gold production to 125,000 to 150,000 ounces at Bogoso/Prestea at an average cash operating cost between $550 and $650 per ounce. We expect Wassa to produce approximately 115,000 to 125,000 ounces during 2007 at an average cash operating cost between $430 and $480 per ounce.

As more fully disclosed in the Risk Factors Item 1A in our December 31, 2006 Form 10-K as amended, numerous factors could cause our estimates and expectations to be wrong or could lead to changes in our plans. Under any of these circumstances, the estimates described above could change materially.

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Peter Bradford, President and CEO said: “We are pleased with the progress that is being made with our Bogoso Sulfide Processing Plant. The BIOX® process has worked well from day one but the flotation circuit design issues and equipment failures that we have incurred during the start up and early operations have, to date, tarnished the early results from the project. Based on results since late September, we believe that the design changes we have made to the flotation circuit have resulted in a significant increase in flotation recovery. This, along with the improving trend in all other major performance indicators, is expected to result in a significant gold production increase from the fourth quarter.”

Company Profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 233 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding availability of the mill at the Bogoso Sulfide Processing Plant, flotation circuit and recovery rate improvements, attainment of flotation recovery design levels, timing of first ore produced from the HBB project, 2007 gold production and cost estimates, and gold production increases after the fourth quarter. Factors that may affect such operations include delays in receiving needed equipment and parts, additional design problems and design modifications, mechanical failures, power shortages and interruptions, weather including excessive rainfall or drought. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K for 2005.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.     +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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